EXHIBIT 1

Group Members

(1)	Upfront II Investors, L.P.
(2)	Upfront II Partners, L.P.
(3)	GRP Management Services Corp.
(4)	Upfront GP II, L.P.
(5)	AOS Partners, LP
(6)	Hique, Inc.
(7)	Yves Sisteron